UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: April 25, 2008 (Date of earliest event reported: April 15, 2008)

LAZY DAYS’ R.V. CENTER, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida (State or other jurisdiction of incorporation)	333-114210 (Commission File Number)	59-1764794 (IRS Employer Identification No.)

6130 Lazy Days Boulevard
Seffner, Florida 33584-2968
(Address of Principal Executive Offices, including Zip Code)

(800) 626-7800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2008, Lazy Days’ R.V. Center, Inc. (the “Company”) entered into Amendment No. 2 to the Third Amended and Restated Credit Agreement (the “Agreement”), originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of February 22, 2007, and amended and restated as of January 14, 2008 by and among the Company, Bank of America, N.A., as Administrative Agent and as Collateral Agent and the Lenders thereto.

        The Agreement modifies the “Change Date” in which the Company designates its’ desire to apply the “Adjusted LIBOR Rate” or the “Adjusted Prime Rate” on all floor plan advances and amends the minimum requirements for the Current Ratio and Interest Coverage Ratio test. The amendment also modified the margins incorporated into the definitions “Adjusted LIBOR Rate” and “Adjusted Prime Rate”. The changes adjusted the applicable margins in a manner favorable to the Company.   In addition, the Agreement amended related definitions and contained immaterial modifications to various other provisions of the Original Credit Agreement.

This summary is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.45 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

10.45 Amendment No. 2 to the Third Amended and Restated Credit Agreement dated as of April 15, 2008 (the “Agreement”), originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004,amended and restated as of February 22, 2007, and amended and restated as of January 14, 2008 by and among the Company, Bank of America, N.A., as Administrative Agent and as Collateral Agent and the Lenders thereto.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Lazy Days' R.V. Center, Inc.

Date April 25, 2008	By:	/s/ Randy Lay
Name Randy Lay
Title Chief Financial Officer